Exhibit 99.1

COST PLUS, INC. REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS AND PROVIDES 2007 FINANCIAL GUIDANCE

•	Announces Restatement of Financial Statements to Correct Accounting For Certain Inventory and Cost of Goods Sold Related Issues

Oakland, CA – May 3, 2007 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its fourteen-week fourth quarter and fifty-three-week fiscal year ended February 3, 2007 and provided financial guidance for fiscal 2007. Consistent with the National Retail Federation reporting calendar, fiscal 2006 was a fifty-three week year for the Company.

Fourth Quarter and Fiscal 2006

Net income for the fourth quarter of fiscal 2006 was $7.5 million, or $0.34 per diluted share, compared to restated net income of $18.3 million, or $0.83 per diluted share, for the same period last year. Net loss for fiscal 2006 was $22.5 million, or $1.02 per diluted share, compared to a restated net income of $16.6 million, or $0.75 per diluted share, in fiscal 2005.

The Company previously announced that total revenue for the fourteen-week fourth quarter ended February 3, 2007 was $396.7 million, an 8.1% increase from $367.0 million for the thirteen-week fourth quarter ended January 28, 2006. Same store sales for the quarter decreased 3.9% compared to a 2.1% decrease last year. For the full year, total revenue was $1.04 billion, a 7.2% increase from $970.4 million in fiscal 2005, with a same store sales decrease of 3.3% compared to a decrease of 2.6% last year.

“We are making considerable progress in our turnaround effort, although the full impact of our operational and strategic initiatives will not be evident until fiscal 2008,” commented Barry Feld, President and CEO. “In fiscal 2006, we strengthened our management team, improved sales in underperforming stores and continued to clear out and replace non-productive merchandise with lower-priced, high volume products. We believe in our brand identity and World Market stores as a destination for unique, authentic and affordable products, but recognize that a key component of our turnaround is increasing store and brand awareness. In fiscal 2007, we will focus on driving higher transaction volume, while maintaining careful control of costs, in order to position Cost Plus for future profitability.”

The Company opened 4 net new stores during the fourth quarter and ended the year with 287 stores in 34 states versus 267 stores in 34 states at the end of fiscal 2005.

Restatement of Financial Statements

As previously announced, during the year end close process, the Company discovered inventory reconciliation and accounts payable issues related to the way it records purchases, and makes certain accruals and adjustments to inventory. The Company performed an internal review of its inventory accounting practices and, as a result, the Company’s management and its Audit Committee have recommended, and its Board of Directors has approved, the restatement of its financial statements for fiscal 2004, 2005 and the first three quarters of fiscal 2006. The restatements reduced net income by $2.0 million and $3.6 million for fiscal 2004 and fiscal 2005, respectively. The restatements reduced the net loss in the first quarter of 2006 by $1.2 million and increased the net loss by $2.9 million and $0.5 million for the second and third quarters of 2006, respectively.

Fiscal 2007 Guidance

For the first quarter of fiscal 2007, the Company is projecting a net loss in the range of $12 million to $13 million, or $0.55 to $0.60 per diluted share. The Company expects total first quarter fiscal 2007 revenue of approximately $207 million, based on a same store sales decrease of approximately 8% and the opening of five net new stores, compared to five net new stores in the same period last year. Gross profit margin is expected to decrease year over year due to lower sales and higher occupancy costs. SG&A is expected to increase as a percentage of sales.

For fiscal 2007, a fifty-two-week year, the Company is projecting a net loss in the range of $13 million to $17 million, or $0.58 to $0.77 per diluted share. The Company expects total fiscal 2007 revenue in the range of $1.04 billion to $1.06 billion, based on a same store sales decrease of 2% to 4% and the opening of 12 net new stores, compared to opening 20 net new stores in the same period last year. Gross profit margin is expected to show improvement year over year due to higher merchandise margins. SG&A is expected to remain approximately flat to last year as a percentage of sales.

The Company’s fourth quarter earnings conference call will be today, May 3, 2007, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The phone number for the call is (800) 901-5231, Access Code: 39184141. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, Access Code: 87237570, from 4:30 p.m. PT Thursday to 4:30 p.m. PT on Thursday, May 10, 2007. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 3, 2007, the Company operated 291 stores in 34 states.

The above statements relating to anticipated fiscal 2007 first quarter and full year results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Tom Willardson

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Fourth Quarter
	February 3, 2007		January 28, 2006
			(As Restated)
Net sales	$396,665	100.0%	$366,973	100.0%
Cost of sales and occupancy	279,984	70.6	247,530	67.5
Gross profit	116,681	29.4	119,443	32.5

Selling, general and administrative expenses	95,253	24.0	86,710	23.6
Store preopening expenses	770	0.2	2,131	0.6
Impairment of goodwill	4,178	1.1	—	0.0

Income from operations	16,480	4.2	30,602	8.3
Net interest expense	2,102	0.5	1,342	0.4

Income before income taxes	14,378	3.6	29,260	8.0
Income tax expense	6,928	1.7	10,958	3.0

Net income	$7,450	1.9%	$18,302	5.0%

Net income per share - diluted	$0.34		$0.83

Weighted average shares outstanding - diluted	22,084		22,112

New stores opened	4		9

	For the Year Ended
	February 3, 2007		January 28, 2006
			(As Restated)
Net sales	$1,040,309	100.0%	$970,441	100.0%
Cost of sales and occupancy	739,257	71.1	649,041	66.9
Gross profit	301,052	28.9	321,400	33.1

Selling, general and administrative expenses	318,477	30.6	281,719	29.0
Store preopening expenses	5,650	0.5	8,186	0.8
Impairment of goodwill	4,178	0.4	—	0.0

Income (loss) from operations	(27,253)	(2.6)	31,495	3.2
Net interest expense	7,126	0.7	5,143	0.5

Income (loss) before income taxes	(34,379)	(3.3)	26,352	2.7
Income tax expense (benefit)	(11,843)	(1.1)	9,763	1.0

Net income (loss)	$(22,536)	(2.2)%	$16,589	1.7%

Net income (loss) per share - diluted	$(1.02)		$0.75

Weighted average shares outstanding - diluted	22,068		22,100

New stores opened	24		35

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	February 3, 2007	January 28, 2006
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$12,697	$40,382
Merchandise inventories	264,056	250,411
Other current assets	36,722	15,294

Total current assets	313,475	306,087

Property and equipment, net	232,459	203,873
Goodwill	—	4,178
Other assets	23,612	15,433

Total assets	$569,546	$529,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,925	$64,367
Income taxes payable	—	6,908
Accrued compensation	10,922	13,084
Current portion of long-term debt	541	5,267
Other current liabilities	33,338	27,998

Total current liabilities	114,726	117,624

Capital lease obligations	9,911	12,268
Long-term debt	111,656	50,051
Other long-term obligations	41,794	39,233

Shareholders’ equity:
Common stock	220	220
Additional paid-in capital	167,019	163,571
Retained earnings	124,220	146,756
Accumulated other comprehensive loss	—	(152)

Total shareholders’ equity	291,459	310,395

Total liabilities and shareholders’ equity	$569,546	$529,571

Contact:

Tom Willardson

(510) 808-9119

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